EX 16.1

March 14, 2005

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549  USA

Dear Sirs:

RE:  INFOTEC BUSINESS SYSTEMS, INC.

FILE REF. NO. 333-90618

We were previously the principal accountants for Infotec Business Systems, Inc. and we reported on the financial statements of Infotec Business Systems, Inc. as of the periods since April 30, 2002.  As of March 11, 2005, we were not engaged as the principal accountants for Infotec Business Systems, Inc.  We have read Infotec Business Systems, Inc.’s statements under Item 4 of its Form 8-K, dated March 11, 2005, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between Infotec Business Systems, Inc. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/Morgan & Company

Chartered Accountants